Exhibit 99.1

MicroVision Announces Second Quarter 2014 Operating and Financial Results

Company Says Progress Being Made on Major Customer Projects

REDMOND, Wash.--(BUSINESS WIRE)--August 6, 2014--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the second quarter of 2014 and the advancement of its 2014 business objectives.

MicroVision continued its positive momentum in the second quarter related to its business goals for 2014, which include:

  Complete display module development with Fortune Global 100 customer, support customer with commercialization efforts and supply key components.
  Build pipeline of consumer and automotive OEM opportunities for MicroVision’s go-to-market partners that are providing display engines incorporating PicoP® display technology.
  Ramp supply chain for high volume production of MicroVision components in the second half of 2014.

Fortune Global 100 Update

MicroVision and its Fortune Global 100 customer are developing a custom display module incorporating PicoP® display technology intended for use in a variety of products. The current focus of engagement is on planning for production and commercialization activities now that the design and development phases are nearly complete. The parties made progress on the terms of the commercial agreement with a goal for completion in the second half of 2014.

Opportunities Update

In June MicroVision announced collaboration with a second electronics company in the Fortune Global 500. The companies are developing a display engine for use in an innovative smartphone product. The company has communicated to MicroVision that it is targeting market introduction of the product in the second half of 2015.

MicroVision is on track to deliver custom PicoP® display modules in the third quarter to a third previously announced Fortune Global 500 customer: UPS. The modules are part of a new package guidance application aimed at increasing processing efficiency in real-time package sorting and routing. UPS has informed MicroVision of its plans to deploy the system in a facility in the United States.

In the automotive segment, MicroVision previously announced that it is working with a global Tier One supplier and a major vehicle OEM. MicroVision delivered multiple prototype HUD systems to the Tier One supplier in the second quarter. The prototype HUD system for the vehicle OEM is slated for delivery in the third quarter. These programs are in the evaluation and test phases, critical steps to having new technology adopted in embedded automotive applications.

In addition to the announced relationships with multiple, major consumer electronics companies, automotive companies and UPS, MicroVision has continued to build a pipeline of opportunities for consumer products and automotive solutions that incorporate PicoP display technology. MicroVision is engaged in discussions with major retailers and OEMs to gain commitments from each element of the go-to-market value chain. The company is undertaking these activities, which align all parties, to accelerate bringing PicoP display technology to market.

MicroVision is excited about the rapidly expanding consumer behavior of watching video on mobile devices and the opportunity it creates for pico projection. According to Adobe1, more than 25 percent of online video views occur on a mobile device, a market share increase of 57 percent year-over-year. Breaking down that finding further by device type, smartphones are rapidly gaining popularity with 73 percent year-over-year growth. Tablets are also taking market share of online video consumption with 42 percent year-over-year growth.

Supply Chain Update

The company continues to build the supply chain capabilities required for volume production for its key components. MicroVision has selected outstanding partners to manufacture MEMS and other components that it plans to sell to ODMs and OEMs developing display engines under its Image by PicoP® ingredient brand licensing business model. Production capacity for MicroVision components is expected to be available in the fourth quarter of 2014.

Financial Update

The company continued its aggressive management of cash used in operations with very little change in the first half of 2014 compared to the same period in 2013. There was no change in operating loss or net loss for the second quarter of 2014 compared to the same quarter in 2013.

The following financial results are for the three and six months ended June 30, 2014, compared to the same periods one year earlier.

  Revenue was $611,000 for the second quarter 2014 compared to $1.9 million for the second quarter a year ago. Revenue for the first half of 2014 was $1.8 million, compared to $3.7 million for the first half of 2013.
  Operating loss for the second quarter of 2014 was $3.4 million, compared to $3.4 million for the second quarter a year ago. Operating loss was $6.5 million for the first half of 2014, compared to $7.1 million for the first half of 2013.

Net loss for the second quarter of 2014 was $3.4 million, or $0.08 per share, compared to $3.4 million, or $0.13 per share, for the same quarter a year ago. Net loss was $11.4 million, or $0.29 per share, for the first half of 2014 compared to $7.1 million, or $0.27 per share, for the first half of 2013. The first half 2014 net loss includes a $5.0 million non-cash loss recognized on the fair value adjustment of our warrant liability.

  For the second quarter of 2014, cash used in operations was $3.7 million compared to $2.8 million for the same period in 2013. For the six months ended June 30, 2014, cash used in operations was $6.7 million compared to $6.3 million for the same period in 2013.

As of June 30, 2014, backlog was $ 1.1 million and cash and cash equivalents were $12.5 million. The cash balance includes net proceeds of $933,000 attained under the $4.5 million At-the-Market (ATM) equity offering agreement the company announced in June.

Conference Call

The company will host a conference call today to discuss its second quarter 2014 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-800-446-1671 (for U.S. participants) or + 1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 37729501. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 3772 9501#. The phone in replay will be available for one week.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented display technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. Nearly two decades of research has led MicroVision to become an independently recognized leader in the development of intellectual property. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

1 Adobe Digital Index: U.S. Digital Video Benchmark Q1 2014

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to growth, future product and technology development and sales, performance under orders and contracts, supply chain developments, and those containing words such as “goals,” “on track,” “targets,” “plans,” “intended,” “slated,” “aims,” and “expects” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2014	2013

Assets
Current Assets
Cash and cash equivalents	$12,464	$5,375
Accounts receivable, net	54	24
Inventory	31	49
Other current assets	547	336
Total current assets	13,096	5,784

Property and equipment, net	893	1,065
Restricted cash	435	435
Intangible assets, net	1,079	1,145
Other assets	18	18
Total assets	$15,521	$8,447

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,715	$1,610
Accrued liabilities	2,118	2,455
Billings in excess of costs and estimated earnings on uncompleted contracts	120	680
Warrant liability	-	4,902
Current portion of capital lease obligations	-	15
Total current liabilities	3,953	9,662

Deferred rent, net of current portion	557	481
Total liabilities	4,510	10,143

Commitments and contingencies

Common stock at par value	44	32
Additional paid-in capital	473,095	448,981
Accumulated deficit	(462,128)	(450,709)
Total shareholders' equity (deficit)	11,011	(1,696)
Total liabilities and shareholders' equity (deficit)	$15,521	$8,447

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Development revenue	$268	$880	$1,461	$1,180
Product revenue	19	917	28	2,136
Contract revenue	324	73	341	355
Total revenue	611	1,870	1,830	3,671

Cost of product revenue	33	837	23	1,501
Cost of contract revenue	135	26	144	163
Total cost of revenue	168	863	167	1,664

Gross margin	443	1,007	1,663	2,007

Research and development expense	2,236	2,339	4,779	4,591
Sales, marketing, general and administrative expense	1,869	2,101	3,828	4,504
Gain on disposal of fixed assets	(28)	-	(28)	(2)
Gain on sale of previously reserved inventory	(228)	(1)	(455)	(6)
Total operating expenses	3,849	4,439	8,124	9,087

Loss from operations	(3,406)	(3,432)	(6,461)	(7,080)

Loss on warrant exchange	-	-	(4,967)	-
Other income (expense)	5	(4)	9	(10)

Net loss	$(3,401)	$(3,436)	$(11,419)	$(7,090)

Net loss per share - basic and diluted	$(0.08)	$(0.13)	$(0.29)	$(0.27)

Weighted-average shares outstanding - basic and diluted	43,015	26,493	38,951	25,870

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
ir@microvision.com,
or
Robert Brown, 424-248-0512 (media/PR)
robert@bohle.com